Exhibit 99.1

SAKS INCORPORATED ANNOUNCES JUNE COMPARABLE

STORE SALES RESULTS

— Combined May/June comparable store sales increased 12.5% —

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (July 12, 2007)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that owned sales totaled $237.6 million for the five weeks ended July 7, 2007 compared to $247.3 million for the five weeks ended July 1, 2006, a 3.9% decrease. Comparable store sales decreased 5.6% for the five-week period. As previously disclosed, May comparable store sales were positively impacted by a promotional calendar shift, and consequently, management expected that June comparable store sales would be negative.

On a quarter-to-date basis, for the two months ended July 7, 2007, owned sales totaled $486.5 million compared to $425.8 million for the two months ended July 1, 2006, a 14.3% increase. Comparable store sales increased 12.5% for the two months combined. Management continues to expect low-double digit comparable store sales growth for the second fiscal quarter.

On a year-to-date basis, for the five months ended July 7, 2007, owned sales totaled $1,272.1 million compared to $1,102.2 million for the five months ended July 1, 2006, a 15.4% increase. Comparable store sales increased 13.7% for the five-month period.

For June, the strongest categories at Saks Fifth Avenue stores were men’s apparel, accessories, and shoes; women’s contemporary and designer sportswear; handbags; and fragrances. The softest categories at Saks Fifth Avenue were jewelry and women’s modern bridge apparel. Saks Direct and Saks Off 5th performed well for the month.

Saks Incorporated currently operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 49 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which

(more)

are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; and the ultimate impact of incorrect timing of recording of vendor markdown allowances. For additional information regarding these and other risk factors, please refer to the Company’s Form 10-K for the fiscal year ended February 3, 2007 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

####